Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT AS OF MAY 1, 2011

Subsidiary	Jurisdiction of Organization	Percentage of Ownership
Molycorp Minerals, LLC	Delaware	100%

Molycorp Metals and Alloys, Inc.	Illinois	100%

Molycorp Silmet AS	Estonia	90%